Non-Employee Director Compensation
Adopted December 2013, Effective as of January 1, 2014

Annual compensation for non-employee directors is as follows: Chairman of the Board, $250,000 (cash payment, $102,575); Chaiman of the Audit Committee, $180,000 (cash payment, $66,950) and all other non-employee directors, $75,000 (cash payment, $24,750).  The number of shares subject to the non-employee director option is calculated using the Black-Sholes option pricing model (with a maximum of 60,000 shares).

1.
Options are granted to non-employee directors serving on January 1st and vest in equal installments on the first day of January, April, July and October each year. The cash portion of annual compensation is paid in equal quantity installments on the first day of January, April, July and October each year.

2.
Equity compensation of a non-employee director starting his service at the beginning of a quarter (other than January 1st) will be prorated for the number of days remaining in the year.  The director will be granted an option that vests in equal installments on the first day of April, July and/or October, as appropriate for the balance of the year beginning on the day of grant.  Cash and equity compensation for a new director elected at the Company’s annual meeting will commence the ensuing quarter (July 1st).

3.
Quarterly cash compensation of a new non-employee director starting service during a quarter will be prorated for the number of days remaining in the quarter he starts; equity compensation will be prorated for the number of days remaining in the year. The director will be granted an option that vests on the day of grant with respect to the number of shares equal to the daily prorated amount of shares multiplied by the number of days remaining in the quarter he starts, with the remainder of the shares vesting in equal installments for the balance of the year on the first day of April, July and/or October, as appropriate. For example, if a new director starts his service March 1st, assuming a 5,000 share option annual equity compensation, the new director would receive an option for 4,192 shares,1 with 4252 shares being fully vested and the balance of 3,767 shares vesting in installments of 1,255 shares on the first day of April, July and October.

4.	Any non-vested portion of a non-employee director option will automatically be cancelled if a director’s service terminates during the year.

1 5,000 shares/365 = 13.6986/day x 306 days = 4,192 shares (rounded to the nearest whole share).

2 5,000 shares/365 = 13.6986/day x 31 days = 425 shares (rounded to the nearest whole share).